Exhibit 99.1

B. Riley Principal Merger Corp. II Announces Pricing of $175 Million Initial Public Offering

NEW YORK, May 19, 2020/PRNewswire/ -- B. Riley Principal Merger Corp. II (the “Company”), a special purpose acquisition company sponsored by an affiliate of B. Riley Financial, Inc. (Nasdaq: RILY), today announced the pricing of its initial public offering of 17,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “BMRG.U” beginning on May 20, 2020.

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and the warrants are expected to be listed on the NYSE under the symbols “BMRG” and BMRG WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The offering is expected to close on May 22, 2020.

The Company intends to use the net proceeds from this offering to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to this offering, an affiliate of the Company’s sponsor entered into a forward purchase agreement which provides for the purchase by it (or its designees) of an aggregate of 2,500,000 units for an aggregate purchase price of $25,000,000 in a private placement to close concurrently with the closing of the Company’s initial business combination.

B. Riley FBR, Inc. is acting as the sole book-running manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from B. Riley FBR, Inc. at 299 Park Avenue, New York, New York 10171, by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on May 19, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About B. Riley Principal Merger Corp. II

B. Riley Principal Merger Corp. II is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue a business combination target in any industry or geographic region, the Company intends to focus on established businesses with an aggregate enterprise value of approximately $400 million to $1 billion that would benefit from access to public markets and the operational and strategic expertise of the Company’s management team and board of directors. The Company is sponsored by an affiliate of B. Riley Financial, Inc. (Nasdaq: RILY). Visit https://brileyfin.com/principalmergercorp/ for more information.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:	Media:
Daniel Shribman	Jo Anne McCusker
dshribman@brileyfin.com	jmccusker@brileyfin.com
212-457-3300	(646) 885-5425

SOURCE B. Riley Principal Merger Corp. II